Exhibit 10.5
Stock Only Stock Appreciation Rights Agreement
[Director Award]
This AGREEMENT is entered into as of January 2, 2009 by and between MBT Financial Corp., a Michigan corporation (“MBT”) and                      (“Director”).
Recitals
A.	Director is a director of MBT or a Subsidiary.

B.	MBT’s Board of Directors adopted the MBT Financial Corp. 2008 Stock Incentive Plan (the “Plan”) effective May 1, 2008.

C.	MBT desires to award a Stock Only Stock Appreciation Right, herein after referred to as a SOSAR.

D.	Capitalized terms used but not defined herein shall have the meaning defined for them in the Plan.
Agreement
Now, Therefore, intending to be legally bound and in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:
6.	Grant of SOSAR. MBT hereby awards a SOSAR with respect to 4,000 Common Shares to Director, subject to the terms and conditions stated herein and in the Plan. Director has reviewed the Plan and agrees to be bound by the terms, conditions and restrictions set forth therein and in this Agreement as to exercise of the SOSAR.
7.	Exercise Price. The SOSAR shall be exercisable by Director at the price of $3.03 per Common Share, the Fair Market Value of a Common Share on the date hereof.
8.	Exercise of SOSAR. Director may, in accordance with and subject to the terms of the Plan, exercise the SOSAR by giving written notice of exercise to the Company specifying the number of shares in respect of which the SOSAR is being exercised. Upon exercise and satisfaction of the tax withholding requirements, the Director is entitled to receive Common Shares equal in value to the excess of the Fair Market Value of a Common Share on the exercise date over the Exercise Price multiplied by the number of SOSARs being exercised. The Company shall deliver to Director such value in Common Shares rounded down to the nearest whole share with fractional shares paid in cash within sixty days following the exercise date.
9.	Share Withholding or Remittance to Pay Withholding Tax. In lieu of a cash payment, Director shall have the discretion, by making an election, subject to the terms and limitations of Article 15.1 of the Plan, to have MBT withhold Common Shares upon exercise of the SOSAR.
10.	Vesting of SOSAR. The SOSAR shall vest and be exercisable for up to the maximum number of corresponding Common Shares on or after December 31, 2009, with the condition that the Director shall remain a Director of MBT through such date in order to earn such vesting.

Notwithstanding the forgoing, all SOSARs awarded hereunder shall immediately vest upon the death or Disability of the Director.
6.	Termination of SOSAR. The right to exercise SOSARs granted herein shall terminate on the first to occur of: (a) ten years after the date of the award; (b) ninety days from the date of the Director’s termination of service for any reason other than death or Disability; (c) one year from the date of the Director’s termination of employment due to death or Disability.
7.	Miscellaneous. This SOSAR Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. This SOSAR Agreement may only be amended in writing signed by the parties hereto. This SOSAR Agreement shall be enforced and construed in accordance with the laws of the State of Michigan. The captions herein are for convenience of reference only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this SOSAR Agreement. This SOSAR Agreement shall be binding upon and inure to the benefit of MBT, Director and their respective heirs, personal representatives, successors and assigns.
IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS Agreement as of the date first set forth above.
MBT FINANCIAL CORP.

By:
H. Douglas Chaffin President & CEO

DIRECTOR